SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report: March 2, 2004

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of Incorporation or organization)	0-25283 (Commission file number)	33-0717312 (I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California (Address of principal executive offices)	92707 (Zip Code)

(714) 427-3000
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure
SIGNATURES

Item 9. Regulation FD Disclosure

On March 1, 2004, Corinthian Colleges, Inc., (the “Company”) received inquiries from news agencies about a putative class action complaint entitled Adrienne L. Travis v. Rhodes Colleges, Inc., Corinthian Colleges, Inc., and Florida Metropolitan University, filed in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida. While the Company has not, to its knowledge, yet been served with the complaint, it has received a copy of the complaint from a news organization. The named plaintiff is a former student in the Company’s Florida Metropolitan University (“FMU”) campus in Brandon, Florida. She alleges that FMU concealed the fact that it is not accredited by the Commission on Colleges of the Southern Association of Colleges and Schools (SACS) and that FMU credits are not transferable to other institutions. Plaintiff seeks certification of the lawsuit as a class action and seeks recovery of compensatory damages and attorneys fees under Florida’s Deceptive and Unfair Trade Practices Act for herself and all similarly situated people.

As disclosed in the Company’s public filings, FMU is accredited by the Accrediting Council for Independent Colleges and Schools (ACICS), an accrediting agency recognized by the United States Department of Education as a national accrediting body. ACICS accredits institutions of higher education offering programs of study through the master’s degree level. This fact is disclosed to every student in the catalogue received upon enrollment. Additionally, every student is informed upon enrollment that transfers of credit are always at the discretion of the receiving institution, and that FMU cannot, therefore, make any predictions or guarantees about whether credits will be transferable to another institution. In accordance with the Company’s standard practices, Adrienne Travis signed written acknowledgments at the time of her enrollment that (i) she had received an FMU catalogue and agreed to read it and be bound by its contents, and (ii) she had been informed that transferability of credits to another institution is determined exclusively by the receiving institution and that she had not been guaranteed that her credits would be transferable.

Additionally, the written enrollment agreement between FMU and the named plaintiff (as well as virtually all other FMU students enrolled during the last several years) provides that all disputes will be resolved through binding arbitration instead of litigation. Accordingly, the Company currently intends to seek to compel the plaintiff to submit her claims to binding arbitration. The Company believes the complaint is entirely without merit and will vigorously defend itself, Rhodes Colleges, Inc., and FMU against these allegations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.
March 2, 2004	/s/ STAN A. MORTENSEN Stan A. Mortensen Senior Vice President and General Counsel

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